                                                                    Exhibit 10.4

                             Rockefeller Center
                             620 Fifth Avenue
[TRIAX CAPITAL               2nd Floor
ADVISORS LOGO]               New York, NY  10020
                             212.332-4011
                             Fax: 212 332.4019
                             www.triaxadvisors.com

                                                                   July 23, 2004
Mark Alsentzer
Chairman of the Board
U.S. Plastic Lumber Corp.
2300 W. Glades Rd., Suite 4400
Boca Raton, FL  33431

      Re: Engagement as Financial Advisor and Chief Restructuring Advisor

Dear Mr. Alsentzer:

We are writing this letter to confirm our agreement (the "Agreement") that U.S. Plastic Lumber Corp. et al. (the "Debtors" or the "Company") in the Chapter 11 cases currently pending in the United States Bankruptcy Court for the Southern District of Florida will engage Triax Capital Advisors, LLC ("Triax") to provide financial and restructuring advisory services and to serve as Chief Restructuring Officer on behalf of the Company which includes, but is not limited to, analyzing, assisting and developing a financial restructuring plan involving the Company, assisting the Company in a developing and negotiating a plan of reorganization with its creditors, selling the Company's assets, and/or raising additional debt/equity capital for the Company, providing turnaround and crisis management services, and any other tasks that may be requested by the Company. Triax shall provide the Company with the services of Joseph Sarachek to serve as Chief Restructuring Officer and at least one additional professional to work for the Company as set forth below.

This Agreement shall become effective as of July 23, 2004 upon the execution hereof by both the Company and Triax and approval of the Bankruptcy Court and shall terminate at any time after thirty (30 days) upon reasonable notice by the Company or Triax, subject to Bankruptcy Court approval. This agreement shall supercede any previous agreements executed by the Company. Neither termination nor completion of this assignment shall effect: a) any compensation earned by Triax up to the date of termination; b) any compensation which Triax is otherwise entitled to hereunder; c) the reimbursement of expenses incurred by Triax up to the date of termination; d) the attached indemnification provisions, which are incorporated herein, all of which shall remain in full force and effect.

Compensation of Services

Subject to approval by the United States Bankruptcy Court, and pursuant to the provisions of the Bankruptcy Code and Rules:

I. The Company shall pay Triax an hourly fee of $375 for senior professionals, $250 for junior professionals and $100 for associates ("Hourly Fee"), beginning July 23, 2004 with a monthly maximum compensation on hourly fees of $75,000 per month.

                                                     TRIAX CAPITAL ADVISORS, LLC
                                                        U.S. Plastic LumberCorp.

II. In addition to the Hourly Fee, the Company shall pay Triax a Transaction Fee (the "Transaction Fee"), which is contingent upon the consummation of a sale or sales of assets, a refinancing or repurchase of the secured debt, or any other financial restructuring which provides aggregate gross proceeds (whether in cash or other-in-kind consideration, including assumption and forgiveness of debt ) as follows:

Gross Proceeds                              Cumulative Transaction Fee
--------------                              --------------------------
From 0 to $5,000,000                        3%, plus
From $5,000,000 to $7,500,000               4% of the incremental, plus
From $7,500,000 to $10,000,000              5% of the incremental, plus,
Over $10,000,000                            6% of any amount over $10,000,000

III. In addition to the Hourly Fee and Transaction Fee, the Company shall pay Triax a Financing Fee (the "Financing Fee") of 1% of the aggregate amount of any Financing, whether it be DIP Financing or exit financing committed to the Company. The Financing Fee shall be paid out of the proceeds of any Financing.

IV. Triax shall be reimbursed for all reasonable out-of-pocket expenses incurred in carrying out the terms of this Agreement, including telephone, travel, facsimile, courier, computer time charges and attorneys' fees (to the extent necessary), food, messenger services, postage and copying.

V. The Transaction Fee and any accrued Hourly Fees that are due and owing, shall be paid upon the earlier of i) a plan of reorganization is confirmed, ii) a sale of, a portion or, substantially all of the assets; or iii) a financing which provides that AMPAC Capital Solutions, LLC. is no longer providing debtor in possession financing to the Company; iv) a Trustee is appointed or the Company's cases are converted to Chapter 7; and v) Triax's services have been terminated pursuant to this agreement.

All compensation and reimbursement of expenses are subject to prior approval of the Bankruptcy Court in accordance with sections 330 and 331 of the Bankruptcy Code. Triax agrees to include in its application for approval of compensation a narrative of services performed and will, to the best of its ability, include the time spent in connection with such services performed. The Debtors will seek an order from the Bankruptcy Court to have the non-accrued portion of the Hourly Fees of Triax be paid on a monthly basis. Payment of all fees and expenses incurred under this Agreement, are solely the responsibility of the Company, however Triax shall be granted a carve-out for its professional fees from the secured claim of APFC. For a period of six months following termination of this Agreement, Triax shall be entitled to receive the Transaction Fee and Financing Fee in the event the Company or its successors consummate a Transaction or a Financing with any party with whom Triax or the Company have contacted during the term of this Agreement.

                                                     TRIAX CAPITAL ADVISORS, LLC
                                                        U.S. Plastic LumberCorp.

Indemnification

The Company shall seek Bankruptcy Court approval to execute the Indemnification Agreement attached hereto as Appendix A and that the terms and conditions be incorporated herein.

If at any time after the termination of this Agreement, Triax is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated herein (including, but not limited to, producing of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay Triax's then current hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses, including the reasonable legal fees and expenses of Triax's counsel.

Conflicts Of Interest

We have reviewed Triax's database of relationships, and we believe that we meet the definition of "disinterested person" in Section 101(14) of the Bankruptcy Code.

Non-Solicitation of Employees

The Company agrees that it may not solicit for employment any professionals of Triax without the written consent of Triax.

Disclosure

All non-public information provided by the Company to Triax will be considered as confidential information and shall be maintained as such by Triax, except as required by law or as required to enable Triax to perform its services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by Triax.

Responsibility for Assignment/Obligations of Triax Solely to the Company

The services herein provided are to be rendered solely to the Company. They are not being rendered by Triax as an agent or as a fiduciary of the shareholders of the Company and Triax shall not have any liability or obligation with respect to its services hereunder to such shareholders or any other person, firm or corporation other than the Company.

Triax will not be responsible for independently verifying the accuracy of any information provided to Triax by the Company or its agents (the "Information") and shall not be liable for inaccuracies in any Information provided to Triax by or at the direction of the Company.

Entire Agreement, Governing Laws and Jurisdiction, Etc.

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be terminated or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto. This Agreement

                                                     TRIAX CAPITAL ADVISORS, LLC
                                                        U.S. Plastic LumberCorp.

shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Triax.

This Agreement shall be governed by and construed to be in accordance with the laws of the State of Florida applicable to contracts made and to be performed solely in such state by citizens thereof. Any dispute arising out of this Agreement shall be adjudicated by the Bankruptcy Court.

Acceptance

Please confirm that the foregoing is in accordance with your understanding by signing upon behalf of the Company and returning an executed copy of this Agreement, and thereafter submitting an appropriate application to the Bankruptcy Court seeking the retention of Triax on these terms. Any order submitted to the Bankruptcy Court in connection herewith shall be in accordance with this Agreement. A telecopy of a signed original of this Agreement shall be sufficient to bind the parties whose signatures appear hereon.

                                        Very truly yours,

                                        TRIAX CAPITAL ADVISORS, LLC

                                        By: /s/ Joseph E. Sarachek
                                            ------------------------------------
                                            Joseph E. Sarachek, Managing Partner

                                        Date: July 23, 2004

ACCEPTED AND AGREED TO:

U.S. Plastic Lumber Corp.

By: /s/ Mark Alsentzer
    Mark Alsentzer

Date:  July 23, 2004

                                                     Triax Capital Advisors, LLC
                                                       U.S. Plastic Lumber Corp.

                                   APPENDIX A

                            INDEMNIFICATION AGREEMENT

Appendix A to Letter Engagement Agreement (the "Agreement"), dated June 7, 2005 by and between U.S. Plastic Lumber Corp. and its subsidiaries, affiliates and related entities (the "Company") and Triax Capital Advisors, LLC ("Triax").

The Company agrees to indemnify and hold Triax and its affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Triax or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Triax's entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. This indemnity shall also include Triax's and/or any such other Indemnified Person's reasonable attorneys' and accountants' fees and out-of-pocket expenses incurred in, and the cost of Triax's personnel whose time is spent in connection with, such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to Triax and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that in no event shall Triax and its affiliates, control persons, directors, officers, employees and agents be indemnified in the case of its or their own bad-faith, self-dealing, breach of fiduciary duty, gross negligence, reckless or willful misconduct or malpractice arising from the foregoing (except ordinary negligence). A court of competent jurisdiction shall make such a determination, (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse Triax and/or each such other Indemnified Person as described herein). In no event shall Triax, its affiliates, control persons, directors, officers, employees or agents be indemnified if the Company asserts a claim for, and a court determines by final order that such claim arose out of Triax, its affiliates, control persons, directors, officers, employees or agents own bad-faith, self-dealing, breach of fiduciary duty, gross negligence, reckless or willful misconduct or malpractice arising from the foregoing (except ordinary negligence).

The Company also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from Triax, its affiliates, control persons, directors, officers, employees or agents own bad-faith, self-dealing, breach of fiduciary duty, gross negligence, reckless or willful misconduct or malpractice arising from the foregoing (except ordinary negligence).

If for any reason, the foregoing indemnification is unavailable to Triax or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Triax or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Triax or any such other Indemnified Person on the other hand, but also the relative fault of the Company and Triax or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event

                                                     Triax Capital Advisors, LLC
                                                       U.S. Plastic Lumber Corp.

will the aggregate contribution by Triax and any such other Indemnified Person hereunder exceed the amount of fees actually received by Triax pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Triax and any other Indemnified Person.

Nothing herein shall be construed to impose any liability on any officers, directors or shareholders of the Company.

The terms and conditions hereinabove set forth in this Appendix A. shall survive the termination and expiration of this Agreement and shall continue indefinitely thereafter.

                                            U.S. Plastic Lumber Corp.

                                            /s/ Mark Alsentzer

                                            By:
                                            Mark Alsentzer

TRIAX CAPITAL ADVISORS, LLC

By: /s/ Joseph E. Sarachek
    -----------------------
Managing Partner

                                       2